UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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EXAR CORPORATION

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[On Monday, August 28, 2006, Exar Corporation (the “Company”) received an email from Fidelity Management & Research (“Fidelity”), requesting that management consider and recommend to the Company’s Board of Directors certain amendments to the 2006 Equity Incentive Plan that is to be voted on by the Company’s stockholders at its upcoming annual meeting of stockholders to be held on September 7, 2006. The requested amendments are: (a) that the plan require a minimum 1 year restriction on performance awards and a minimum 3 year restriction on tenure awards for all full value awards granted under article 5 of the plan; and (b) that the plan administrator not be able to waive such restriction periods except in the case of death, disability, retirement or change in control; and/or (c) that shares granted not in accordance with the above mentioned restriction policy be limited to less than 5% of the shares authorized under the plan. The following email was sent to Fidelity on August 29, 2006.]

Dear Katrina,

In response to your request Exar management will formally ask the board of directors to consider amending the 2006 equity incentive plan per your Email dated August 28 2006. As discussed earlier the periods in question relate to vesting period as opposed to “restriction” as mentioned in your Email.

If you have any further questions please contact me directly.

Best Regards,

Roubik Gregorian

President/CEO

Exar Corporation